CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
of
SERIES E 7% SENIOR CONVERTIBLE PREFERRED STOCK
for
NEOSTEM, INC.

NEOSTEM, INC., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 10,582,011 shares, par value $0.01 per share, to be designated “Series E 7% Senior Convertible Preferred Stock” (the “Preferred Shares”).

RESOLVED, that each of the Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions:

1.   Certain Defined Terms.  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)   “Bloomberg” means Bloomberg Financial Markets.

(b)   “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(c)   “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

(d)   “Common Shares” means fully paid, validly issued and non-assessable shares of Common Stock.

(e)   “Dollar Volume Limitation” means fifteen percent (15%) of the aggregate dollar trading volume of the Common Stock on the NYSE Amex Equities (or other applicable Trading Market) over the twenty-two (22) consecutive Trading Day period ending on the Trading Day immediately preceding the date of the Mandatory Redemption Notice (as defined below) or Optional Redemption Notice (as defined below), as applicable.  For the purposes of this section the term “dollar trading volume” for any Trading Day shall be determined by multiplying the Daily VWAP by the volume as reported on Bloomberg for such Trading Day.

(f)   “Daily VWAP” means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the NYSE Amex Equities as reported by Bloomberg (based on a Trading Day from 9:30 a.m. New York City Time to 3:59 p.m. New York City Time); (ii) if the Common Stock is not then listed on the NYSE Amex Equities, the daily volume weighted average price of the Common Stock for such date on such other Trading Market where the Common Stock is then listed as reported by Bloomberg (based on a Trading Day from 9:30 a.m. New York City Time to 3:59 p.m. New York City Time); (iii) if the foregoing do not apply, the volume weighted average price of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or, if no volume weighted average price is reported for such security by Bloomberg, the highest bid as reported on the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.) at the close of trading; or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Required Holders and reasonably acceptable to the Corporation.

(g)   “Equity Conditions” means each of the following: (i) on each day during the Equity Conditions Measuring Period, all Common Shares to be issued on the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) shall be eligible for resale by the Holder without restriction and without need for additional registration under any applicable federal or state securities laws, and the Corporation shall have no knowledge of any fact that would cause any Common Shares not to be so eligible for resale by the Holder without restriction and without need for additional registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Shares are designated for listing on a Trading Market and shall not have been suspended from trading on such Trading Market nor shall delisting or suspension by such exchange or market have been threatened or pending in writing by such exchange nor shall there be any Securities and Exchange Commission (“SEC”) or judicial stop trade order or trading suspension stop order; (iii) any Common Shares to be issued in connection with the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) may be issued in full without violating the rules or regulations of the Trading Market or any applicable laws; (iv) on each day during the Equity Conditions Measuring Period, there shall not have occurred and be continuing, unless waived by the Holder, either (A) a Trigger Event (as defined below) or (B) an event that with the passage of time or giving of notice would constitute a Trigger Event; (v) on each day during the Equity Conditions Measuring Period, the Corporation has not provided any Holder with any non-public information in breach of Section 3.8 of the Purchase Agreement; (vi) on each day during the Equity Conditions Measuring Period, neither the Registration Statement (as defined in the Purchase Agreement) nor the Prospectus (as defined in the Purchase Agreement) nor any Prospectus Supplements (as defined in the Purchase Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and such Registration Statement, such Prospectus and such Prospectus Supplements comply with all applicable securities laws as to form and substance (unless all Common Shares issuable on the applicable Mandatory Redemption Date (or such other date requiring payment in Common Shares) may be resold by the Holder pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) without volume limitations or any public information requirements or such other exemption from registration that would permit the Holder to resell such Common Shares without restriction and without need for additional registration under any securities laws); (vii) the Corporation’s transfer agent for the Common Shares is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program; and (ix) all Common Shares to be issued in connection with the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) are duly authorized and will be validly issued, fully paid and non-assessable upon issuance, free and clear of all liens, claims or encumbrances, and the issuance thereof will not require any further approvals of the Corporation’s Board of Directors or stockholders.  All references to the "Registration Statement" or "Prospectus" shall include any amendments or supplements thereto, as filed from time to time, including, without limitation, any Exchange Act (as defined below) filings incorporated by reference.

(h)   “Equity Conditions Measuring Period” means the period beginning twenty (20) Trading Days prior to the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) and ending on and including such Mandatory Redemption Date.  For the avoidance of doubt, the Equity Conditions Measuring Period for each Mandatory Redemption Date shall include the Stock Payment Pricing Period and such Mandatory Redemption Date.

(i)   “Equity Line” means (i) the Common Stock Purchase Agreement, dated May 19, 2010, by and between the Corporation and Commerce Court Small Cap Value Fund, Ltd. and the transactions contemplated thereby and/or (ii) any other similar agreement, contract, arrangement or understanding commonly known as an “equity line” between the Corporation and any person.

(j)   “Excluded Securities” means (a) Common Shares or Common Stock Equivalents issued pursuant to a stock option plan that has been approved by the Board of Directors and stockholders of the Corporation, pursuant to which the Corporation's securities may be issued only to a person eligible for award under such plan, (b) Common Shares or Common Stock Equivalents issued to employees or consultants (including in connection with investor relations activities) for compensatory purposes, (c) Common Shares or Common Stock Equivalents issued upon the exercise or conversion of Common Stock Equivalents outstanding on the date hereof, (d) Common Shares or Common Stock Equivalents issued to investors in the common stock and warrant offering contemplated by Section 4.2(i) of the Purchase Agreement, (e) Common Shares or Common Stock Equivalents issued in the pending transaction with Progenitor Cell Therapy, LLC (“Progenitor”) as currently contemplated by that certain Agreement and Plan of Merger, dated September 23, 2010, by and among the Corporation, NBS Acquisition Company LLC and Progenitor (the “Merger Agreement”), (f) Common Shares or Common Stock Equivalents issued in the transactions contemplated by the Purchase Agreement, including pursuant to the Certificate of Designations or the Warrants, and (g) Common Shares or Common Stock Equivalents issued or deemed to be issued in connection with any acquisition by the Corporation, whether through a merger, an acquisition of stock or an acquisition of assets, or a license, of any business, product, assets or technologies, or any strategic partnership, strategic investment or joint venture involving any technology or product, or any other transaction the primary purpose of which is not to raise capital; provided however, that the number of Common Shares which may be issued pursuant to this clause (g) in any transaction, or series of related transactions, shall not exceed 33% of the number of Common Shares outstanding immediately prior to any such transaction.

(k)   “Holder” means each holder of the Preferred Shares.

(l)   “Initial Issuance Date” means November 19, 2010.

(m)   “Mandatory Redemption Shares” means, with respect to (a) any Mandatory Redemption Date (other than the Maturity Date) an amount equal to 1/27th of the Preferred Shares initially issued pursuant to the Purchase Agreement (regardless of whether any Holder has converted any shares of Preferred Stock pursuant to Section 7 or the Corporation has optionally redeemed any shares of Preferred Stock pursuant to Section 8) and (b) the Maturity Date, all outstanding Preferred Shares.

(n)   “Mandatory Redemption Date” means March 19, 2011 [date that is four months after the Closing Date], and the 19th day of each calendar month thereafter (or the next Trading Day thereafter) and ending on and including the Maturity Date.  Notwithstanding anything contained herein to the contrary and for all purposes hereunder, the Maturity Date shall be deemed to be a Mandatory Redemption Date.

(o)   “Maturity Date” means May 20, 2013.

(p)   “Purchase Agreement” means the Securities Purchase Agreement, of even date herewith, by and among the Corporation and the initial purchasers of Preferred Shares thereunder.

(q)   “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(r)   “Stock Payment Price” means, with respect to any date when any amount hereunder is due and payable, that price which shall be computed as 92% of the arithmetic average of the five lowest Daily VWAPs of the Common Shares during the Stock Payment Pricing Period.  All such determinations will be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction.

(s)   “Stock Payment Pricing Period” means, with respect to any Mandatory Redemption Date or any other date when any amount hereunder is due and payable, the twenty (20) Trading Days immediately prior to such date. For the avoidance of doubt, the Stock Payment Pricing Period does not include the Mandatory Redemption Date or such other date when any amount hereunder is due and payable.

(t)   “Subsidiaries” shall have the meaning as set forth in the Purchase Agreement.

(u)   “Trading Day” means 9:30AM to 3:59PM on any day on which the Common Shares are traded on a Trading Market, or, if the Common Shares are not so traded, a Business Day.

(v)   “Trading Market” means the NYSE Amex Equities, the New York Stock Exchange or the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

(w)   “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(x)   “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

(y)   “Transfer Agent” means Continental Stock Transfer or such other person designated by the Corporation as the transfer agent for the Common Shares.

(z)   “Warrants” shall have the meaning as set forth in the Purchase Agreement.

2.   Designation.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series E 7% Senior Convertible Preferred Stock” (the “Preferred Stock”).  The number of shares constituting such series shall be 10,582,011.

3.   Cumulative Dividends.  The Holders of the Preferred Shares shall be entitled to receive dividends payable in cash (or, at the Corporation’s option in Common Shares pursuant to Section 6) on the Liquidation Preference (as defined below) of such Preferred Share at the per share rate of seven percent (7%) per annum, which shall be cumulative.  Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year of twelve 30-day months.  Dividends shall be payable in arrears on each Mandatory Redemption Date.

4.   Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the Holders of the Preferred Shares shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders (“Liquidation Funds”), prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of equity securities, the amount of one dollar ($1.00) per share plus all accrued but unpaid dividends (the “Liquidation Preference”).  After payment of the full amount of the Liquidation Preference, in the case of a Liquidation Event, the Holders will not be entitled to any further participation in any distribution of assets of the Corporation; provided that the foregoing shall not affect any rights which Holders may have with respect to any requirement that the Corporation repurchase the Preferred Shares or for any right to monetary damages.  All the preferential amounts to be paid to the Holders of the Preferred Shares under this Section 4 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of other classes or series of preferred stock of the Corporation junior in rank to the Preferred Shares in connection with a Liquidation Event.  A Change of Control (as defined below) shall not, ipso facto, be deemed a Liquidation Event.

5.   Issuance of Preferred Shares.  The Preferred Shares shall be issued by the Corporation pursuant to the Purchase Agreement.

6.   Mandatory Monthly Redemption.

(a)   General.  On each applicable Mandatory Redemption Date, the Corporation shall redeem the Mandatory Redemption Shares at an aggregate redemption price equal to the sum of (x) the product of (A) the Liquidation Preference and (B) the number of Mandatory Redemption Shares required to be redeemed on such Mandatory Redemption Date plus (y) any and all accrued but unpaid dividends on all of the outstanding Preferred Shares (the “Mandatory Redemption Price”).  Subject to Section 6(g), the Mandatory Redemption Price shall be payable, at the Corporation’s option, in cash or Common Shares or any combination of cash and Common Shares, subject to the provisions of this Section 6; provided, however, that no portion of the Mandatory Redemption Price may be paid in Common Shares unless the Equity Conditions are satisfied or waived by the Required Holders in writing prior to delivery of the applicable Mandatory Redemption Notice (as defined below); provided, further, however, that the portion of the applicable Mandatory Redemption Price  that the Corporation elects to pay in Common Shares (if any) shall not exceed the Dollar Volume Limitation (unless waived by the Required Holders in writing).

(b)   Mandatory Redemption Notice.  On a date not less than twenty-two (22) Trading Days, but in no event more than twenty-five (25) Trading Days, prior to each Mandatory Redemption Date (the “Mandatory Redemption Notice Date”), the Corporation shall deliver a written notice (a “Mandatory Redemption Notice”) to the Holders, which shall either: (i) confirm that the entire applicable Mandatory Redemption Price shall be paid in cash; or (ii) (A) state that the Corporation elects to pay all or a portion of the Mandatory Redemption Price in Common Shares, (B) specify the portion that the Corporation elects to pay in cash (expressed in dollars) (such amount, the “Cash Payment Amount”) and the portion that the Corporation elects to pay in Common Shares (expressed in dollars) (such portion a “Stock Payment Amount”), which amounts when added together must equal the applicable Mandatory Redemption Price, (C) certify that the Equity Conditions are then satisfied (or waived by the Required Holders), (D) state the Dollar Volume Limitation (expressed in dollars) and certify that the Stock Payment Amount does not exceed such Dollar Volume Limitation and (E) certify that the Maximum Share Amount (as defined below) has not been exceeded.  If (x) the Corporation does not timely deliver a Mandatory Redemption Notice in accordance with this Section 6(b) or (y) the Equity Conditions are not satisfied (unless waived by the Required Holders), then the Corporation shall be deemed to have delivered, a Mandatory Redemption Notice electing to pay the entire Mandatory Redemption Price in cash. Any Cash Payment Amount shall be paid in accordance with Section 6(c) and any Stock Payment Amount shall be paid in accordance with Section 6(d). Each Mandatory Redemption Notice, whether actually given or deemed given, shall be irrevocable.

(c)   Mechanics of Cash Payment.  On each Mandatory Redemption Date, to the extent that the Corporation elects to pay all or any portion of the Mandatory Redemption Price in cash, then the Corporation shall pay all or such portion of the Mandatory Redemption Price, as applicable, by wire transfer of immediately available funds in accordance with the wire instructions of each Holder provided to the Corporation in writing.  If the Corporation fails to pay such portion of the Mandatory Redemption Price (“Cash Payment Failure”) to be paid in cash on the applicable Mandatory Redemption Date (the “Applicable Cash Payment”), then the Corporation shall pay damages to the Holder for each day after such Mandatory Redemption Date in an amount in equal to two percent (2%) of such Applicable Cash Payment, but in no event in excess of twenty-four percent (24%) (“Cash Payment Liquidated Damages”).  Notwithstanding the foregoing, the Corporation shall only be liable for Cash Payment Liquidated Damages to the extent that there is more than one (1) Cash Payment Failure in any twelve (12) month period.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely pay any Applicable Cash Payment as required pursuant to the terms hereof.

(d)   Mechanics of Stock Payment.

(i)   To the extent that the Corporation elects (or is required pursuant to Section 6(g)) to pay all or any portion of the applicable Mandatory Redemption Price in Common Shares, the applicable Stock Payment Amount shall be paid as follows:

(A)   twenty-one (21) Trading Days prior to the applicable Mandatory Redemption Date (the “First Advance Date”), the Corporation shall deliver to the Holders a number of Common Shares determined by dividing (x) the Stock Payment Amount for such Mandatory Redemption Date by (y) ninety-two percent (92%) of the Daily VWAP on the Trading Day immediately preceding such Advance Date (the “First Advance Shares”);

(B)   eleven (11) Trading Days prior to the applicable Mandatory Redemption Date (the "Second Advance Date" and together with the First Advance Date, the "Advance Dates" and each, an "Advance Date"), the Corporation shall deliver to the Holders a number of Common Shares equal to the positive difference (if any) between (x) the quotient of (1) the Stock Payment Amount and (2) ninety-two percent (92%) of the average of the five lowest Daily VWAPs during the first (10) ten Trading Days of the applicable Stock Payment Pricing Period and (y) the number of First Advance Shares delivered to the Holders pursuant to 6(d)(i)(B)  in connection with such Mandatory Redemption Date (the "Second Advance Shares" and together with the First Advance Shares, the “Advance Shares”).  For the avoidance of doubt, to the extent that the difference between clauses (x) and (y) is a negative number the Corporation shall not be required to deliver any Common Shares to the Holders pursuant to this Section 6(d)(i)(C); and

(C)   not later than three (3) Trading Days after the applicable Mandatory Redemption Date, the Corporation shall deliver an additional number of Common Shares (the “True-Up Shares”), if any, to the Holders equal to the positive difference between (a) the Stock Payment Amount divided by the Stock Payment Price for such Mandatory Redemption Date and (b) the Advance Shares; provided; however, that if clause (b) exceeds clause (a), then each Holder shall return its pro rata portion of such excess number of Common Shares to the Corporation, and such excess shares shall immediately be deemed cancelled effective as of the applicable Mandatory Redemption Date.  For the avoidance of doubt, no Holder shall have any liability to the Corporation to the extent that any Advance Shares that are returned to the Corporation pursuant to the immediately preceding sentence decrease in value following the applicable Advance Date.

(ii)   Notwithstanding any other provision of this Section 6.1(d), to the extent that the Corporation elects to pay all or any portion of the applicable Mandatory Redemption Price in Common Shares:

(A)   to the extent that the aggregate number of Advance Shares or True-Up Shares to be delivered to a Holder pursuant to this Section 6(d) in respect of any individual Stock Payment Amount would cause such Holder to exceed the Beneficial Ownership Limitation (as defined below), then, (I) the Holder shall provide written notice to the Corporation that such delivery of all or a portion of the Advance Shares or True-Up Shares would cause such Holder to exceed the Beneficial Ownership Limitation, and (II) in addition to delivery of the number of Advance Shares or True-Up Shares that would not cause such Holder to exceed the Beneficial Ownership Limitation, the Corporation shall pay to such Holder in lieu of such number of Advance Shares or True-Up Shares that would cause such Holder to exceed the Beneficial Ownership Limitation (such excess number of shares, the “Excess Shares”), not more than the later of three (3) Trading Days after the Mandatory Redemption Date or ten (10) Trading Days after the date of such Holder’s written notice, an amount in cash equal to the portion of the Stock Payment Amount that would otherwise be payable in respect of the Excess Shares;

(B)   to the extent that such Stock Payment Amount, when aggregated with any Common Shares already issued in respect of all of the Preferred Stock, would cause the Maximum Share Amount to be exceeded, then that portion of such Stock Payment Amount that would not exceed the Maximum Share Amount shall be delivered to the Holders hereunder in Common Shares as provided above, ratably based on the Holders’ relative ownership of the outstanding Preferred Shares, and the Corporation shall pay to the Holders, not more than three (3) Trading Days after the Mandatory Redemption Date, an amount in cash equal to the Stock Replacement Payment in lieu of any portion of such Stock Payment Amount that would cause the Maximum Share Amount to be exceeded;

(C)   if the Equity Conditions are neither (x) satisfied nor (y) waived in accordance with the terms hereof, as applicable, on the Trading Day immediately preceding the First Advance Date and/or on the First Advance Date, or if the Daily VWAP cannot be determined on the Trading Day immediately preceding the First Advance Date, or if the Corporation fails to deliver the First Advance Shares to the Holders on the First Advance Date, then the Holder may, at its option upon written notice to the Corporation, require the Corporation to pay to such Holder, not later than three (3) Trading Days after the Mandatory Redemption Date, an amount of cash equal to the Stock Replacement Payment in lieu of such Stock Payment Amount; or

(D)   if subsequent to the delivery of the First Advance Shares (A) the Equity Conditions are neither (x) satisfied nor (y) waived in accordance with the terms hereof, as applicable, on any day of the Stock Payment Pricing Period or (B) if the Daily VWAP cannot be determined on any day of the Stock Payment Pricing Period, then each Holder may, at its option, elect in a written notice to the Corporation to redeliver all or any portion of the Advance Shares to the Corporation and the Corporation shall pay to such Holder, not later than three (3) Trading Days after the Mandatory Redemption Date, an amount of cash equal to the Stock Replacement Payment in lieu of such portion of the Stock Payment Amount for which such Holder has elected in writing to redeliver Advance Shares to the Corporation.  For the avoidance of doubt, to the extent this Section 6(d)(ii)(D) applies, then by the third (3rd) Trading Day after the Mandatory Redemption Date the Corporation must pay to the Holder an amount of cash and Advance Shares equal in value to at least the product of (x) a fraction the numerator of which is the average Daily VWAP of the Common Shares for the applicable Stock Payment Pricing Period and the denominator of which is the Stock Payment Price for such Stock Payment Pricing Period and (y) the entire Stock Payment Amount.

The “Stock Replacement Payment” shall be determined according to the following formula:

SRP = (X/Y) * S

For the purposes of the foregoing formula:

SRP = Stock Replacement Payment

X = the average Daily VWAP of the Common Shares for the applicable Stock Payment Pricing Period

Y = the Stock Payment Price for the applicable Stock Payment Pricing Period

S = the Stock Payment Amount (or, (A) in the case that either or both of Maximum Share Amount and/or Beneficial Ownership Limitation is exceeded as provided above, only that portion of such Stock Payment Amount that would exceed the Maximum Share Amount and/or Beneficial Ownership Limitation, as applicable, and/or (B) in the case of Section 6(d)(ii)(D) that portion of the Stock Payment Amount for which the Holder has elected in its written notice to redeliver Advance Shares to the Corporation).

(iii)   Any Common Shares required to be delivered by the Corporation to a Holder under this Section 6 shall be credited to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (“DWAC”).  In addition, the provisions of the Section 7(c) and Section 7(g) shall apply to the delivery of Common Shares under this Section 6 mutatis mutandis as if each date when Common Shares are required to be delivered under this Section 6 was a Share Delivery Date.  Notwithstanding the foregoing, the Corporation shall only be liable for Stock Payment Liquidated Damages (as defined below) with respect to any Advance Date or Mandatory Redemption Date to the extent that the Corporation fails to deliver Common Shares when due more than once (1) in any twelve month period.

(e)   Each mandatory redemption pursuant to this Section 6 (and the related payment of the Mandatory Redemption Price) shall be made pro rata among the Holders based on each Holder’s relative percentage ownership of the outstanding Preferred Shares.

(f)   Notwithstanding the delivery of a Mandatory Redemption Notice or any provision of this Section 6 to the contrary, the Holder may deliver a Conversion Notice with respect to all or any portion of the specific Mandatory Redemption Shares to be redeemed on the applicable Mandatory Redemption Date at any time prior to such Mandatory Redemption Date.  Any Advance Shares delivered to such Holder in connection with such Mandatory Redemption Date shall count towards the number of Common Shares that Corporation shall be obligated to deliver on the applicable Share Delivery Date (as defined below), and to the extent that the Advance Shares exceeds the number of Common Shares that the Corporation would be required to deliver on the applicable Share Delivery Date, the Holder shall return such excess to the Corporation.

(g)   Each and every time that the Corporation sells any Common Shares pursuant to any Equity Line, the Corporation shall immediately deliver a written notice to each Holder (an “Equity Line Draw Notice”), which Equity Line Draw Notice shall state the aggregate purchase price for such Common Shares (the “Equity Line Aggregate Purchase Price”).  Each Holder may, at its option, by delivering a written notice to the Corporation, require the Corporation to pay the Mandatory Redemption Price (or the appropriate portion thereof) on the next succeeding Mandatory Redemption Date (or to the extent that the date of such Equity Line Draw notice is subsequent to the date of the Mandatory Redemption Notice for such Mandatory Redemption Date, then the next succeeding Mandatory Redemption Date) in Common Shares in an amount equal to its “pro rata portion” of the Equity Line Aggregate Purchase Price.  To the extent that the Equity Line Aggregate Purchase Price exceeds the aggregate amount of the entire Mandatory Redemption Price for such Mandatory Redemption Date, then on each succeeding Mandatory Redemption Date the Holder may, at its option, by delivering a written notice to the Corporation, require the Corporation to pay its “pro rata portion” of the applicable Mandatory Redemption Price in Common Shares until the Corporation has made aggregate payments in Common Shares equal to its “pro rata portion” of the entire Equity Line Aggregate Purchase Price.  Notwithstanding anything contained in this Section 6(g) to the contrary, all payments of Mandatory Redemption Price made in Common Shares shall be subject to Section 6(d) and upon the occurrence of any of the events described in Sections 6(d)(ii)(A) – (D) the Corporation shall make the appropriate Stock Replacement Payment as required by Section 6(d)(ii).  For purposes of this Section 6(g), “pro rata portion” means, with respect to each Holder, the number of Preferred Shares then held by such Holder divided by the aggregate number of outstanding Preferred Shares.

7.   Optional Conversion by the Holders.  Each Holder shall have the right at any time and from time to time, at the option of such Holder, to convert all or any portion of the Preferred Shares held by such Holder, for such number of Common Shares, free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Preferred Shares being converted, by (ii) the Conversion Price (as defined below) in effect on the Conversion Date (as defined below).  Immediately following such conversion, the persons entitled to receive the Common Shares upon the conversion of Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares, subject to the rights provided herein to Holders.  The term “Conversion Price” means $2.0004, subject to adjustment as provided herein.

(a)   Delivery of Conversion Notice.  To convert Preferred Shares into Common Shares on any date (a “Conversion Date”), the Holder shall give written notice (a “Conversion Notice”) to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice will be given by facsimile transmission, e-mail or other electronic means no later than 11:59 p.m. New York City Time on such date, and sent via overnight delivery no later than one (1) Trading Day (as defined below) after such date) stating that such Holder elects to convert the same and shall state therein the number of Preferred Shares to be converted and the name or names in which such Holder wishes the certificate or certificates for Common Shares to be issued.  If required by Section 14, as soon as possible after delivery of the Conversion Notice, such Holder shall surrender the certificate or certificates representing the Preferred Shares being converted, duly endorsed, at the office of the Corporation.

(b)   Mechanics of Conversion.  The Corporation shall, promptly upon receipt of a Conversion Notice (but in any event not less than one (1) Trading Day after receipt of such Conversion Notice), (I) send, via facsimile, e-mail or other electronic means a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent (as defined below), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the “Share Delivery Date”), credit such aggregate number of Common Shares to which the Holder shall be entitled to such Holder’s or its designee's balance account with DTC via DWAC.  If the number of Preferred Shares represented by the Preferred Stock certificate(s) delivered to the Corporation in connection with a Conversion Notice, to the extent required by Section 14 or to the extent otherwise requested by the Holder, is greater than the number of Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Business Days after receipt of such Preferred Stock certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock certificate representing the number of Preferred Shares not converted.  The person or persons entitled to receive the Common Shares issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

The Corporation’s obligation to issue Common Shares upon conversion of Preferred Shares shall, except as set forth below, be absolute, is independent of any covenant of any Holder, and shall not be subject to:  (i) any offset or defense; or (ii) any claims against the Holders of Preferred Shares whether pursuant to this Certificate, the Purchase Agreement, the Warrant or otherwise, including, without limitation, any claims arising out of any selling or short-selling activity by Holders.

(c)   Corporation’s Failure to Timely Convert.  If within three (3) Trading Days after the Corporation’s receipt of the facsimile copy of a Conversion Notice the Corporation shall fail to credit a Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Preferred Shares, then in addition to all other available remedies which such Holder may pursue hereunder and under the Purchase Agreement (including indemnification pursuant to Article 5 thereof), the Corporation shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected in an amount equal to two percent (2.0%) of the product of (I) the sum of the number of Common Shares not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled pursuant to the applicable Conversion Notice and the terms of this Certificate of Designations, and (II) the Closing Sale Price (as defined below) of the Common Stock on the Share Delivery Date, but in no event in excess of twenty-four percent (24.0%) (“Stock Payment Liquidated Damages”).  In addition to the foregoing, if on the Share Delivery Date, the Corporation shall fail to credit such Holder's balance account with DTC for the number of Common Shares to which such Holder is entitled upon such Holder's conversion of Preferred Shares, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of the Common Shares issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Corporation's obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares and pay cash to the Holder in an amount equal to the difference between (if any) of the Buy-In Price and the product of (A) such number of Common Shares, times (B) the Closing Sale Price on the Conversion Date.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing Common Shares upon conversion of the Preferred Shares as required pursuant to the terms hereof.

The terms “Closing Sale Price” means the last closing trade price for the Common Shares on the NYSE Amex Equities, as reported by Bloomberg, or, if the NYSE Amex Equities begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price, respectively, of such security prior to 3:59 p.m., New York City Time, as reported by Bloomberg, or, if the foregoing do not apply, the last trade price, respectively, of the Common Shares in the over-the-counter market on the electronic bulletin board for the Common Shares as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the highest bid price as reported on the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.) at the close of trading.  If the Closing Sale Price cannot be calculated for the Common Shares on a particular date on any of the foregoing bases, the Closing Sale Price of the Common Shares on such date shall be the fair market value as mutually determined by the Corporation and the Holder.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d)   Adjustments to the Conversion Price.

(i)   Adjustments for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Closing Date effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Closing Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.  Any adjustments under this Section 7(d)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)   Adjustments for Certain Dividends and Distributions.  If the Corporation shall at any time or from time to time on or after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Shares then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(A)   the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B)   the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

(iii)   Adjustment for Other Dividends and Distributions.  If the Corporation shall at any time or from time to time on or after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities or property other than Common Shares, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders of Preferred Shares shall receive upon conversions thereof, in addition to the number of Common Shares receivable thereon, the number of securities of the Corporation or other issuer (as applicable) or other property that they would have received had the Preferred Shares been converted into Common Shares on the date of such event.

(iv)   Adjustments for Issuance of Additional Shares of Common Stock.  In the event the Corporation shall issue or sell any Common Shares (otherwise than as provided in the foregoing subsections (i) through (iii) of this Section 7 or upon the exercise or conversion of Common Stock Equivalents (as defined below) that were outstanding on or prior to the Initial Issuance Date (for the avoidance of doubt, this Section 7(d)(iv) shall apply to the issuance and sale of Common Shares under the Equity Line) (the “Additional Shares”), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction:

(A)   the numerator of which shall be equal to the sum of (A) the number of Common Shares outstanding immediately prior to the issuance of such Additional Shares plus (B) the number of Common Shares (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares so issued would purchase at a price per share equal to the then Conversion Price, and

(B)   the denominator of which shall be equal to the number of Common Shares outstanding immediately after the issuance of such Additional Shares.

No adjustment shall be made under this Section 7(d)(iv) upon the issuance of any Additional Shares which are issued pursuant to the exercise, conversion or exchange rights under any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 7(d)(v).

(v)   Issuance of Common Stock Equivalents.  In the event the Corporation shall issue or sell any Common Stock Equivalents (other than the Preferred Shares and the Warrants) and the price per share for which Additional Shares may be issued pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issued thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in Section 7(d)(iv).  For purposes of the foregoing, in the case of the sale of issuance of any Common Stock Equivalents or in that case that any Common Stock Equivalents are amended and adjusted as provided in this Section 7(d)(v), the maximum number of Additional Shares issuable upon conversion, exchange or exercise of such Common Stock Equivalent shall be deemed to be outstanding at the time of such sale or issuance or amendment or adjustment, as the case may be, and no further adjustment shall be made to the Conversion Price upon the actual issuance of Additional Shares pursuant to the exercise, conversion or exchange of such Common Stock Equivalents.  The term “Common Stock Equivalent” means any rights, warrants or options to purchase or other securities convertible into or exchangeable or exercisable for, directly or indirectly, any (1) Common Shares or (2) securities convertible into or exchangeable or exercisable for, directly or indirectly, Common Shares or Common Stock Equivalents.

(vi)   Certain Issues Excepted.  There shall be no adjustment to the Conversion Price pursuant to Section 7(d)(iv) or Section 7(d)(v) with respect to the sale or issuance of Excluded Securities.

(vii)   Calculation of Consideration Received.  In case any Common Stock Equivalents are issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Common Stock Equivalents by the parties thereto, the Common Stock Equivalents will be deemed to have been issued for a consideration of $.01.  If any Common Shares or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor.  If any Common Stock or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair market value of such consideration.  If any Common Stock or Common Stock Equivalents are issued to the owners of the non surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non surviving entity as is attributable to such Common Stock or Common Stock Equivalents, as the case may be.  The fair market value of any consideration other than cash or securities will be determined jointly by the Corporation and the Holders of the Preferred Shares.  If such parties are unable to reach agreement within 10 days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair market value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error or fraud and the fees and expenses of such appraiser shall be borne by the Corporation.

(e)   Notice of Record Date.  In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each Holder at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(f)   Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion and/or redemption of the Preferred Shares, an amount of Common Shares equal to 200% of the number of shares issuable upon conversion of the Preferred Shares at the current Conversion Price (the “Required Reserve Amount”).  If at any time while any of the Preferred Shares remain outstanding the Corporation does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance upon conversion and/or redemption of the Preferred Shares at least a number of Common Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall promptly take all action necessary to increase the Corporation’s authorized Common Shares to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Preferred Shares then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days (or the lesser of (i) ninety (90) days if the proxy statement is reviewed by the staff of the SEC or (ii) ten (10) days after the staff of the SEC indicates that it has no further comments to such proxy statement) after the occurrence of such Authorized Share Failure (the “Meeting Outside Date”), the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized Shares of Common Stock.  In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders' approval of such increase in authorized Common Shares and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.  Notwithstanding the foregoing, if at such time of an Authorized Share Failure, the Corporation is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Corporation shall satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

(g)   Fractional Shares.  No fractional shares shall be issued upon the conversion of any Preferred Shares.  All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a Holder thereof and all Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation's option, pay the Holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

(h)   Reorganization, Merger or Going Private.  In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or substantially all of the assets of the Corporation to any other person or a “going private” transaction under Rule 13e-3 promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, then, as part of such reorganization, consolidation, merger, or transfer if the holders of Common Shares receive any publicly traded securities as part or all of the consideration for such reorganization, reclassification, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the Holders of Preferred Shares in an economically equivalent position as they would have been if not for such event.  The Corporation shall give each holder written notice at least ten (10) Trading Days prior to the consummation of any such reorganization, reclassification, consolidation, merger or sale.  Notwithstanding anything contained herein to the contrary, nothing contained in this Section 7(h) shall be deemed to limit the Holder’s right to require the Corporation to repurchase the Preferred Shares in accordance with Section 9.

(i)   Certificate for Conversion Price Adjustment.  The Corporation shall promptly furnish or cause to be furnished to each Holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 7.

(j)   Failure to Redeliver.  If a Holder fails to re-deliver shares of Common Stock to the Corporation within ten (10) Trading Days of being required to do so pursuant to Section 6(d)(i)(C) in connection with a Mandatory Redemption or Section 8 in connection with an optional redemption by the Corporation, then, unless such Common Shares have been cancelled by the Corporation, the Corporation may, at its option, redeem a number of Preferred Share having a Liquidation Preference equal in value to the product of (x) such number of Common Shares and (y) the Stock Payment Price for such Mandatory Redemption Date or Optional Redemption Date, as the case may be, in lieu of requiring such Holder to return such Common Shares.

(k)   Cash Settlement.  Notwithstanding anything contained herein to the contrary, to the extent that the effectiveness of the Registration Statement or the ability to use the Prospectus has lapsed or such Registration Statement or Prospectus is unavailable for the issuance of Common Shares pursuant to this Section 7, then, unless such Common Shares may be resold by the Holder pursuant to Rule 144 under the Securities Act without volume limitations or any public information requirements or such other exemption from registration that would permit the Holder to resell such Common Shares without restriction and without need for additional registration under any securities laws, at the option of the Holder, any conversion of Preferred Shares into Common Shares shall be “cash settled” and the Corporation shall pay to such Holder an amount in cash equal to the sum of (x) the Liquidation Preference for each Preferred Share being converted and (y) the Conversion Premium.  The “Conversion Premium” means the product of (v) the difference between (A) the Daily VWAP on the Conversion Date and (B) the Conversion Price in effect on such Conversion Date and (w) the quotient of (I) the Liquidation Preference times the number of Preferred Shares being converted and (II) the Conversion Price in effect on such Conversion Date, no later than three (3) Trading Days after the date of the applicable Conversion Notice.

8.   Optional Redemption by the Corporation.  The Corporation may, at its option, redeem the Preferred Stock, at any time and from time to time, in whole or in part (but not less than 1,000,000 Preferred Shares at any one time) for an amount equal to (a) the Liquidation Preference per Preferred Share plus any accrued and unpaid dividends through the Optional Redemption Date (as defined below) (the “Base Redemption Price”) plus (b) (i) if such prepayment occurs on or before the twelve (12) month anniversary of the Initial Issuance Date, an amount equal to 15% of the Base Redemption Price or (ii) if such prepayment occurs at any time after the twelve (12) month anniversary of the Initial Issuance Date, an amount equal to 10% of the Base Redemption Price (the additional amount under clause (b) being referred to as the “Additional Redemption Price”).  The Base Redemption Price shall be paid in cash and the Additional Redemption Price shall be paid in cash or, at the Corporation’s option and provided (w) the Equity Conditions are satisfied (unless waived by the Required Holders), (x) the portion of the Additional Redemption Price to be paid in Common Shares does not exceed the Dollar Volume Limitation (unless waived by the Required Holders), (y) the Maximum Share Amount is not exceeded and (z) the Daily VWAP is available on the Trading Day immediately preceding the First Optional Redemption Advance Date (as defined below) and on each day of the Stock Payment Pricing Period, in Common Shares.  The Corporation shall deliver written notice of optional redemption (an “Optional Redemption Notice”) to the Holders thirty (30) Trading Days prior to the date set by the Corporation for such optional redemption (the “Optional Redemption Date”), which Optional Redemption Date may not be a Mandatory Redemption Date or any day of a Stock Payment Pricing Period with respect to any Mandatory Redemption Date.  For the avoidance of doubt, each Holder may submit a Conversion Notice for the specific Optional Redemption Shares (as defined below) to be redeemed on such Optional Redemption Date at any time prior to the Optional Redemption Date notwithstanding the delivery of an Optional Redemption Notice by the Corporation.  Such Optional Redemption Notice shall specify the number of preferred shares to be redeemed (the “Optional Redemption Shares”) and what portion of the Additional Redemption Price will be paid in Common Shares (expressed in dollars), what portion of the Additional Redemption Price will be paid in cash (expressed in dollars) and (A) certify that the Equity Conditions are satisfied, (B) state the Dollar Volume Limitation (expressed in dollars) and certify that the portion of the Additional Redemption Price to be paid in Common Shares does not exceeded such Dollar Volume Limitation and (C) certify that the Maximum Share Amount has not been exceeded.  Such Optional Redemption Notice shall be irrevocable.  To the extent that any portion of the Additional Redemption Price will be paid in Common Shares, twenty-one (21) Trading Days prior to the Optional Redemption Date (the “First Optional Redemption Advance Date”), the Corporation shall advance to the Holder a number of Common Shares determined by dividing (x) that portion of the Additional Redemption Price to be paid in Common Shares by (y) 92% of the Daily VWAP on the Trading Day immediately preceding the First Optional Redemption Advance Date (the “First Optional Redemption Advance Shares”).  In addition, eleven (11) Trading Days prior to the applicable Optional Redemption Date (the "Second Optional Redemption Advance Date" and together with the First Optional Redemption Advance Date, the "Optional Redemption Advance Dates" and each, an "Optional Redemption Advance Date"), the Corporation shall advance to the Holders and an additional number of Common Shares equal to the positive difference (if any) between (x) the quotient of (1) the portion of the Additional Redemption Price to be paid in Common Shares and (2) the average of the five lowest Daily VWAPs during the first ten (10) Trading Days of the applicable Stock Payment Pricing Period and (y) the number of First Optional Redemption Advance Shares delivered to the Holders pursuant to the immediately preceding sentence in connection with such Optional Redemption Date (the "Second Optional Redemption Advance Shares" and together with the First Optional Redemption Advance Shares, the "Optional Redemption Advance Shares").  Not later than three (3) Trading Days after the Optional Redemption Date, the Corporation shall deliver an additional number of Common Shares, if any, to the Holder equal to the positive difference between (1) that portion of the Additional Redemption Price to be paid in Common Shares divided by the Stock Payment Price and (2) the Optional Redemption Advance Shares.  If clause (2) of the immediately preceding sentence exceeds clause (1) of the immediately preceding sentence, then each Holder shall return to the Corporation its pro rata portion of such excess number of Common Shares.  For the avoidance of doubt, no Holder shall have any liability to the Corporation to the extent that any Optional Redemption Advance Shares that are returned to the Corporation pursuant to the immediately preceding sentence decrease in value following the applicable Optional Redemption Advance Date.  The provisions of Section 6(d)(ii), Section 6(d)(iii), Section 6(e) and Section 6(f) shall apply to this Section 8 mutatis mutandis.

9.   Mandatory Repurchase.  Each Holder shall have the unilateral option and right to compel the Corporation to repurchase for cash any or all of such Holder's Preferred Shares within three (3) days of a written notice requiring such repurchase (provided that no such written notice shall be required for clauses (v) and (vi) and such demand for repurchase shall be deemed automatically made upon the occurrence of any of the events set forth in such clauses (v) and (vi)) , at a price per Preferred Share equal to the sum of (a) the Liquidation Preference plus (b) any and all accrued and unpaid dividends on the Preferred Shares (the sum of (a) and (b), the "Base Mandatory Repurchase Price") plus (c) (i) if such demand for repurchase occurs on or before the twelve (12) month anniversary of the Initial Issuance Date, an amount equal to 15% of the Base Mandatory Repurchase Price, or (ii) if such demand for repurchase occurs at any time after the twelve (12) month anniversary of the Initial Issuance Date, an amount equal to 10% of the Base Mandatory Repurchase Price, if any of the following events shall have occurred or are continuing:

(i)   A Change in Control Transaction (as defined below);

(ii)   A “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act;

(iii)   A tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act;

(iv)   the suspension from trading or the failure of the Common Shares to be listed on a Trading Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) trading days in any 365-day period;

(v)   the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Corporation or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Subsidiary under any applicable federal or state law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(vi)   the commencement by the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action;

(vii)   following an Authorized Share Failure, the Corporation fails to receive stockholder approval or the written consent of a majority of the issued and outstanding Common Shares to approve the required increase in the number of Common Shares within five (5) days after the Meeting Outside Date; or

(viii)   the Corporation’s failure to deliver Common Shares on any Share Delivery Date, Advance Date, Mandatory Redemption Date or Optional Redemption Date, if such failure continues for two (2) Trading Days after the date that delivery of such Common Shares is due;

(ix)   the Corporation’s failure to pay any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document, if such failure continues for two (2) Trading Days after the date that such payment is due;

(x)   the Corporation breaches any covenants and agreements contained in Section 13 of this Certificate of Designations, Section 3.10 of the Purchase Agreement, Section 3.11, Section 3.12 of the Purchase Agreement and/or Section 3.14 of the Purchase Agreement;

(xi)   the Corporation or any of its Subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (as defined the Purchase Agreement) the aggregate principal amount of which Indebtedness is in excess of $1,000,000 or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, as a result of which default or other event or condition the holder or holders or beneficiary or beneficiaries of such Indebtedness or a trustee on their behalf have declared such Indebtedness to be due prior to its stated maturity;

(xii)   the effectiveness of the Registration Statement or the ability to use the Prospectus lapses for any reason (including, without limitation, the issuance of a stop order) or such Registration Statement or Prospectus is unavailable for the issuance of Common Shares hereunder, and such lapse or unavailability continues for a period of ten (10) consecutive days or for more than an aggregate of twenty (20) days in any 365-day period;

(xiii)   the Corporation breaches any representation, warranty, covenant or other term or condition of any this Certificate of Designations, the Purchase Agreement or the Warrant, except to the extent that such breach, or the event that gave rise to such breach, would not have a Material Adverse Effect (as defined in the Purchase Agreement), and except in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least ten (10) calendar days (the events described in clauses (v), (vi), (viii), (ix), (x), (xi), (xii) and this (xiii) of this Section 9, collectively, the “Trigger Events” and each a “Trigger Event”).

A “Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation or merger of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred through a merger, consolidation, tender offer or similar transaction, (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power (provided, however, that if any person is immediately prior to he Initial Issuance Date a Beneficial Owner of 40% or more of the Corporation's Common Stock, it shall not be deemed to be a Change of Control Transaction if such person increases its Beneficial Ownership percentage by not more than 10 percentage points), (iii) there is a replacement of more than one-half of the members of the Corporation’s Board of Directors which is not approved by those individuals who are members of the Corporation's Board of Directors on the date thereof, in one or a series of related transactions or (iv) a sale or transfer of all or substantially all of the assets of the Corporation, determined on a consolidated basis; provided, however that a Change in Control Transaction will not be deemed to have occurred pursuant to clause (iv) if such sale or transfer is the sale or transfer of not more than one business segment during the period from the Initial Issuance Date through the Maturity Date and the Corporation remains a publicly traded corporation and if, on the effective date of the sale or transfer described therein, the Corporation deposits funds in the Escrow Account (as defined in the Purchase Agreement) such that the balance in the Escrow Account after such deposit is the lesser of $5 million or 100% of the aggregate Liquidation Preference of the outstanding Preferred Shares.

10.   Voting Rights.  Except as otherwise set forth herein, the Preferred Shares shall not have any voting rights.

11.   Rank.  All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event.  The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.  Without the prior express written consent of the Required Holders, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon Liquidation Event.  The Corporation shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon Liquidation Event, provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including, without limitation, dividends in respect of any such preferred shares) of any such junior preferred shares is not on or before ninety-one (91) days after the Maturity Date.  In the event of the merger or consolidation of the Corporation with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any capital stock of the successor entity) and no merger shall have a result inconsistent therewith.

12.   Participation.  The Holders of the Preferred Shares shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders of the Preferred Shares had converted the Preferred Shares into Common Shares (without regard to any limitations on conversion herein or elsewhere) and had held such Common Shares on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

13.   Vote to Change the Terms of or Issue Preferred Shares.  In addition to any other rights provided by law, except where the vote or written consent of the Holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Corporation may: (a) amend or repeal any provision of, or add any provision to, this Certificate of Designations, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares (for the avoidance of doubt, the Corporation may increase or decrease the number of authorized shares of undesignated “blank check” preferred stock); (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on a Liquidation Event; (d) purchase, repurchase or redeem any Common Shares or other shares of capital stock of the Corporation; (e) pay dividends or make any other distribution on the Common Stock or any other capital stock of the Corporation or (f) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

14.   Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Corporation unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or redeemed or (B) such Holder has provided the Corporation with prior written notice requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares.  Each Holder and the Corporation shall maintain records showing the number of Preferred Shares so converted or redeemed and the dates of such conversions or redemptions.  Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted or redeemed as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate.  A Holder and any assignee, by acceptance of a certificate, acknowledges and agrees that, by reason of the provisions of this paragraph, following conversion or redemption of any Preferred Shares, the number of Preferred Shares represented by such certificate will be less than the number of Preferred Shares stated on the face thereof.  Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.  THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

15.   Taxes.

(a)   Any and all payments made by the Corporation hereunder, including any amounts received on a conversion or redemption of the Preferred Shares and any amounts on account of dividends or deemed dividends, must be made by it without any Tax Deduction, unless a Tax Deduction is required by law. If the Corporation is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction) in respect of any payment to any Holder, it must notify such Holders promptly.

(b)   If a Tax Deduction for Taxes other than Excluded Taxes (as defined below) is required to be made by the Corporation with respect to any payment to any Holder, the amount of the payment made by the Corporation will be increased to an amount which (after making the Tax Deduction, including any Tax Deduction applicable to additional sums payable pursuant to this Section 15(b)) results in the receipt by such Holder of an amount equal to the payment which would have been due if no Tax Deduction had been required.  If the Corporation is required to make a Tax Deduction, it must make any payment required in connection with that Tax Deduction within the time allowed by law.  As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Corporation must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.  "Excluded Taxes" means (a) Taxes imposed on or measured by the Holder's net income (however denominated), and franchise Taxes imposed on the Holder (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Holder is a citizen or resident, under the laws of which such Holder is organized, in which the Holder's principal office is located, or in which the Holder is otherwise doing business, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Corporation is located, (c) in the case of a non-US Holder, any withholding Tax that is imposed on amounts payable to such non-US Holder at the time such non-US Holder becomes a Holder (or at such time that such Holder changes its citizenship, residence, place of organization, principal office, or location where doing business) or is attributable to such non-US Holder’s failure or inability to comply with any applicable documentation requirements or to provide any documents or certifications that are reasonably requested by the Corporation, and (d) in the case of any Holder, any withholding Tax (including any backup withholding tax) that is imposed on amounts payable to such Holder that is attributable to such Holder’s failure or inability to comply with any applicable documentation requirements or to provide any documents or certifications that are reasonably requested by the Corporation.

(c)   In addition, the Corporation agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares other than income taxes (“Other Taxes”).  As soon as practicable after making a payment of Other Taxes, the Corporation must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom such Other Taxes were paid.

(d)   The obligations of the Corporation under this Section 15 shall survive the Maturity Date of the Preferred Shares and the payment for the Preferred Shares and all other amounts payable hereunder.

16.   Issuance Limitations.  The total number of Common Shares issued or issuable hereunder shall not (when aggregated with any Common Shares already issued in respect of all of the Preferred Shares) exceed the maximum number of Common Shares which the Corporation can so issue pursuant to any rule or regulation of the NYSE Amex Equities (or any other Trading Market on which the Common Shares trade) (the “Maximum Share Amount”), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Shares occurring after the Initial Issuance Date.  For the avoidance of doubt, each and every provision of this Certificate of Designations shall remain in full force and effect and the Corporation shall be required to perform its obligations in accordance with the terms hereof notwithstanding the fact that the number of Common Shares issued hereunder may exceed the Maximum Share Amount.  Notwithstanding any other provision hereof, no shares of Common Stock in excess of ______ [19.9% of NBS outstanding common stock less than common stock issued in simultaneous common stock offering and Common Stock issued pursuant to Purchase Agreement] [PLEASE FILL IN] shares shall be issued by the Corporation hereunder, whether by reason of conversion, redemption or otherwise, and no voting rights may be exercised, until after approval of the shareholders of the Corporation as contemplated by Section 3.14 of the Purchase Agreement.

17.   Ownership Cap.  Notwithstanding anything to the contrary set forth herein, at no time may the Corporation issue to a Holder, Common Shares if the number of Common Shares to be issued pursuant to such issuance would exceed, when aggregated with all other Common Shares beneficially owned by such Holder at such time (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including without limitation, Common Shares that would be aggregated with the Holder’s beneficial ownership for purpose of determining a group under Section 13(d) of the Exchange Act), the number of Common Shares that would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including without limitation, Common Shares that would be aggregated with the Holder’s beneficial ownership for purpose of determining a group under Section 13(d) of the Exchange Act) more than 4.9% (the “Beneficial Ownership Limitation”) of the then issued and outstanding Common Shares.  Each Holder shall have the right (with respect to itself only)  to waive the provisions of this Section 17 upon not less than sixty-five (65) days’ prior notice to the Corporation.  Notwithstanding the foregoing, the Holder shall have the right to: (A) at any time and from time to time immediately reduce the Beneficial Ownership Limitation and (B) (subject to waiver) at any time and from time to time, increase the Beneficial Ownership Limitation immediately in the event of the announcement as pending or planned, of a Change in Control Transaction.

18.   Notices.  The Corporation shall distribute to the Holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

19.   Replacement Certificates.  The certificate(s) representing the Preferred Shares held by any Holder may be exchanged by such Holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such Holder, upon surrendering the same.  No service charge will be made for such registration or transfer or exchange.

20.   Attorneys' Fees. In connection with enforcement by a Holder of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees and expenses incurred.

21.   No Reissuance.  No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.  Preferred Shares issued and reacquired by the Corporation, whether upon redemption, conversion or otherwise, shall have the status of authorized and unissued undesignated shares of “blank check” preferred stock.

22.   Severability of Provisions.  If any right, preference or limitation of the Preferred Shares set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

23.   Limitations.  Except as may otherwise be required by law and as are set forth in the Purchase Agreement, the Preferred Shares shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate of Designation (as may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

24.   Payments.  Any payments required to be made to the Holders in cash hereunder, shall be made by wire transfer of immediately available funds.

Signed on November __, 2010

NEOSTEM, INC.

By:
Name:
Title:

EXHIBIT A

(To be Executed by Holder
in order to Convert Preferred Shares)

CONVERSION NOTICE
FOR
SERIES E 7% SENIOR CONVERTIBLE PREFERRED STOCK

The undersigned, as a holder (“Holder”) of shares of Series E 7% Senior Convertible Preferred Stock (“Preferred Shares”) of Neostem, Inc. (the “Corporation”), hereby irrevocably elects to convert _____________ Preferred Shares for shares (“Common Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation according to the terms and conditions of the Certificate of Designations for the Preferred Shares as of the date written below.  The undersigned hereby requests the Common Shares to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered via DWAC to, the undersigned or its designee as indicated below.  No fee will be charged to the Holder of Preferred Shares for any conversion.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designations.

Conversion Date:  __________________________

Conversion Information:         NAME OF HOLDER:

By:
Print Name:
Print Title:

Print Address of Holder:

DWAC Instructions:

If Common Shares are to be issued to a person other than Holder,
Holder's signature must be guaranteed below:

SIGNATURE GUARANTEED BY:

THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

Page 1 of Conversion Notice

Page 2 to Conversion Notice dated		for:
	(Conversion Date)		(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Preferred Shares converted: shares
Number of Preferred Shares converted x Liquidation Preference	$

Total dollar amount converted	$

Conversion Price	$

Number of Common Shares = Total dollar amount converted =
Conversion Price
Number of Common Shares =

Please issue and deliver _____ certificate(s) for Common Shares in the following amount(s):